UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2023

SITIO ROYALTIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-41585	88-4140242
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Lawrence Street, Suite 1750 Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

(720) 640-7620

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	STR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 26, 2023, Sitio Royalties Corp. (NYSE: STR) (the “Company”) issued a press release announcing the pricing of $600.0 million aggregate principal amount of 7.875% senior notes due 2028 of Sitio Royalties Operating Partnership, LP (the “Partnership”) and Sitio Finance Corp. (“Finance Corp” and, together with the Partnership, the “Issuers”), subsidiaries of the Company. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Purchase Agreement

On September 26, 2023, the Issuers entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Issuers, certain subsidiary guarantors named therein (the “Guarantors”) and BofA Securities, Inc., as representative of the several initial purchasers listed in Schedule A thereto (the “Initial Purchasers”), pursuant to which the Issuers agreed to issue and sell to the Initial Purchasers (the “Notes Offering”) $600.0 million in aggregate principal amount of the Issuers’ 7.875% senior unsecured notes due 2028 (the “Notes”). The Notes were priced at par, and the Notes Offering is expected to result in net proceeds to the Issuers of $587.8 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The Notes will be offered and sold to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will be resold to qualified institutional buyers in reliance on Rule 144A and Regulation S of the Securities Act. The closing of the issuance and sale of the Notes is expected to occur on October 3, 2023, subject to customary closing conditions. The Notes are fully and unconditionally guaranteed by the Partnership’s subsidiaries.

The Issuers intend to use the net proceeds from the Notes Offering to (i) fund the redemption of all of the outstanding aggregate principal amount of the Partnership’s senior unsecured notes due 2026, which is expected to occur concurrently with or shortly following the consummation of the Notes Offering and (ii) repay a portion of the outstanding borrowings under the Partnership’s revolving credit facility. Neither this Current Report on Form 8-K nor anything contained herein shall constitute a notice of redemption for the Partnership’s senior unsecured notes due 2026.

The Notes will be issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any securities laws of any other jurisdiction, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other such securities laws. The Notes Offering is expected to close on October 3, 2023, subject to customary conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Issuers and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuers and the Guarantors have agreed with the Initial Purchasers not to offer, sell or deliver the Notes to, or for the account or benefit of, United States persons (1) as a part of the Initial Purchasers’ distribution at any time or (2) otherwise until 40 days after the later of the commencement of the Notes Offering or the date the Notes are originally issued. The Initial Purchasers will send to each dealer to whom they sell such Notes during such 40-day period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, United States persons.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release, dated September 26, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2023

SITIO ROYALTIES CORP.

By:	/s/ Brett S. Riesenfeld
Brett S. Riesenfeld
Executive Vice President, General Counsel and Secretary